                                                                       EXHIBIT 2



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG

                            MICROFIELD GRAPHICS, INC.

                                       AND

                       INNOVATIVE SAFETY TECHNOLOGIES, LLC

                                       AND

                           MICROFIELD MERGER SUB, INC.



                         DATED AS OF SEPTEMBER 16, 2002

                                TABLE OF CONTENTS

                                                                                         PAGE
RECITALS          ..........................................................................1

ARTICLE I:        DEFINITIONS...............................................................1

        Agreement...........................................................................2
        Articles of Merger..................................................................2
        Closing.............................................................................2
        Closing Date........................................................................2
        Code................................................................................2
        Common Stock Purchase Agreement.....................................................2
        Disclosure Schedules................................................................2
        Effective Time......................................................................2
        Employment Agreement................................................................2
        Enforceability Exceptions...........................................................2
        Governmental Authority..............................................................2
        IST.................................................................................2
        IST Membership Interests............................................................3
        Knowledge...........................................................................3
        Law.................................................................................3
        Lien................................................................................3
        Material Adverse Effect.............................................................3
        Members.............................................................................3
        Merger..............................................................................3
        Merger Consideration................................................................3
        Merger Sub..........................................................................3
        Microfield..........................................................................3
        Microfield Common Stock.............................................................3
        Microfield Stock Value..............................................................3
        OBCA................................................................................3
        OLLCA...............................................................................4
        Permits.............................................................................4
        Person .............................................................................4
        Representative......................................................................4
        Special Meeting.....................................................................4
        Subsidiary..........................................................................4
        Surviving Corporation...............................................................4
        Other Terms.........................................................................4

ARTICLE II:       THE MERGER................................................................5

        2.1    The Merger...................................................................5
        2.2    Effective Time...............................................................5
        2.3    Articles of Incorporation of Surviving Corporation...........................5
        2.4    Bylaws of Surviving Corporation..............................................5
        2.5    Directors and Officers of Surviving Corporation..............................5

        2.6    Conversion of IST Membership Interests.......................................5
        2.7    Procedure for Payment........................................................6
               (a)    Surrender of Membership Interests.....................................6
               (b)    No Fractional Shares..................................................6
               (c)    No Further Rights in IST Membership Interests.........................6
        2.8    Membership Transfer Books....................................................6
        2.9    Unregistered Shares..........................................................6
        2.10   Stock Certificate Legends....................................................7
        2.11   Appointment of Representative................................................7

ARTICLE III:      REPRESENTATIONS AND WARRANTIES OF IST.....................................8

        3.1    Organization.................................................................8
        3.2    Capitalization...............................................................8
        3.3    Subsidiaries.................................................................8
        3.4    Authorization; Binding Agreement.............................................9
        3.5    Governmental Approvals.......................................................9
        3.6    No Violations................................................................9
        3.7    IST Financial Statements.....................................................9
        3.8    Absence of Certain Changes or Events.........................................9
        3.9    No Undisclosed Liabilities..................................................10
        3.10   Compliance with Laws........................................................10
        3.11   Permits.....................................................................10
        3.12   Litigation..................................................................10
        3.13   Contracts...................................................................10
        3.14   Employee Benefit Plans......................................................11
        3.15   Taxes and Tax Returns.......................................................13
        3.16   Intellectual Property.......................................................14
        3.17   Employee and Labor Matters..................................................15
        3.18   Limitation on Business Conduct..............................................16
        3.19   Title to Property...........................................................16
        3.20   Owned and Leased Premises...................................................16
        3.21   Environmental Matters.......................................................16
        3.22   Insurance...................................................................17
        3.23   Product Liability and Recalls...............................................17
        3.24   Customers...................................................................18
        3.25   Interested Party Transactions...............................................18
        3.26   Finders and Investment Bankers..............................................18
        3.27   Full Disclosure.............................................................18

ARTICLE IV:       REPRESENTATIONS AND WARRANTIES OF MICROFIELD AND MERGER SUB..............18

        4.1    Organization and Good Standing..............................................18
        4.2    Capitalization..............................................................19
        4.3    Authorization; Binding Agreement............................................19
        4.4    Governmental Approvals......................................................19
        4.5    No Violations...............................................................19

        4.6    Litigation..................................................................20
        4.7    Finders and Investment Bankers..............................................20
        4.8    SEC Reports and Financial Statements........................................20
        4.9    No Undisclosed Liabilities..................................................20
        4.10   Taxes and Tax Returns.......................................................20
        4.11   No Prior Activities.........................................................21

ARTICLE V:        ADDITIONAL COVENANTS OF IST..............................................21

        5.1    Conduct of Business of IST..................................................21
        5.2    Notification of Certain Matters.............................................22
        5.3    Access and Information......................................................23
        5.4    Member Approval.............................................................23
        5.5    Reasonable Best Efforts.....................................................23
        5.6    Public Announcements........................................................23
        5.7    Compliance..................................................................23
        5.8    IST Options and Warrants....................................................24

ARTICLE VI:       ADDITIONAL COVENANTS OF MICROFIELD AND MERGER SUB........................24

        6.1    Notification of Certain Matters.............................................24
        6.2    Access and Information......................................................24
        6.3    Reasonable Best Efforts.....................................................24
        6.4    Public Announcements........................................................24
        6.5    Compliance..................................................................25

ARTICLE VII:      SURVIVAL; INDEMNIFICATION................................................25

        7.1    Survival....................................................................25
        7.2    Indemnification by Members..................................................25
        7.3    Indemnification by Microfield...............................................25
        7.4    Limits on Indemnification...................................................26
               (a)    Members Liability....................................................26
               (b)    Microfield's Liability...............................................26
        7.5    Indemnification Procedure...................................................27
               (a)    Third Party Claims...................................................27
               (b)    Non-Third Party Claims...............................................28
        7.6    Payment with Microfield Common Stock........................................28
        7.7    Rights Not Exclusive........................................................28

ARTICLE VIII:     CONDITIONS PRECEDENT.....................................................29

        8.1    Merger Conditions...........................................................29
               (a)    Member Approval......................................................29
               (b)    No Injunction or Action..............................................29
               (c)    Sale of Common Stock.................................................29
        8.2    Conditions Precedent to the Obligations of Microfield and Merger Sub........29
               (a)    Compliance with Agreement............................................29
               (b)    Representations and Warranties of IST................................29

               (c)    No Material Adverse Effect...........................................29
               (d)    Closing Certificates.................................................29
               (e)    Employment Agreement.................................................30
        8.3    Conditions Precedent to the Obligations of IST..............................30
               (a)    Compliance with Agreement............................................30
               (b)    Representations and Warranties of Microfield and Merger Sub..........30
               (c)    Minimum Cash.........................................................30
               (d)    Closing Certificate..................................................30
               (e)    Appointment of President.............................................30
               (f)    Board of Directors...................................................30

ARTICLE IX:       TERMINATION AND ABANDONMENT..............................................30

        9.1    Termination.................................................................30
        9.2    Effect of Termination and Abandonment.......................................32

ARTICLE X:        MISCELLANEOUS............................................................32

        10.1   Confidentiality.............................................................32
        10.2   Amendment and Modification..................................................33
        10.3   Waiver of Compliance; Consents..............................................33
        10.4   Survival....................................................................33
        10.5   Notices.....................................................................33
        10.6   Binding Effect; Assignment..................................................34
        10.7   Fees and Expenses...........................................................34
        10.8   Governing Law...............................................................35
        10.9   Counterparts................................................................35
        10.10  Interpretation..............................................................35
        10.11  Entire Agreement............................................................35
        10.12  Severability................................................................35
        10.13  Specific Performance........................................................35
        10.14  Third Parties...............................................................35
        10.15  Disclosure Schedules........................................................35

EXHIBITS

Exhibit A      -- Form of Employment Agreement
Exhibit B      -- Form of JMW Engagement Agreement

                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER is made as of September 16, 2002, by and among Microfield Graphics, Inc., an Oregon corporation, Innovative Safety Technologies, LLC, an Oregon limited liability company, and Microfield Merger Sub, Inc., an Oregon corporation.

                                    RECITALS

A. The respective boards of directors of Microfield and Merger Sub and the manager of IST have: (a) determined that the Merger of IST with and into Merger Sub pursuant and subject to all of the terms and conditions of this Agreement is advisable, fair and in the best interests of Microfield, IST and Merger Sub and their respective shareholders and Members; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement.

B. The manager of IST has directed that the Merger, this Agreement and the transactions contemplated by this Agreement be submitted for approval at the Special Meeting.

C. The Board of Directors of Microfield has authorized the issuance of Microfield Common Stock pursuant to this Agreement.

D. Microfield, IST and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the covenants, conditions and agreements set forth herein and for other good and valuable consideration, the sufficiency of which are acknowledged, the parties agree as follows:

                             ARTICLE I: DEFINITIONS

        When used in this Agreement, the following terms shall have the meanings specified:

        "AGREEMENT" shall mean this Agreement and Plan of Merger, together with the attached Exhibits and Disclosure Schedules, as the same may be amended from time to time in accordance with the terms hereof.

        "ARTICLES OF MERGER" shall mean Articles of Merger in a form approved for filing in accordance with the OBCA.

        "CLOSING" shall mean the conference to be held at 10:00 a.m., on the Closing Date at the offices of Stoel Rives LLP, or such other time and place as the parties may mutually agree to in writing.

        "CLOSING DATE" shall mean:

               (a) that date that is one business day after satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement; or

               (b)    such other date as the parties may mutually agree.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

        "COMMON STOCK PURCHASE AGREEMENT" shall mean the Common Stock Purchase Agreement, dated on or about September 16, 2002, by and among Microfield and the investors named therein pursuant to which Microfield will issue approximately 1,363,639 shares of Microfield Common Stock.

        "DISCLOSURE SCHEDULES" shall mean the Disclosure Schedules attached to this Agreement.

        "EFFECTIVE TIME" shall mean the date and time when the Merger becomes effective.

        "EMPLOYMENT AGREEMENT" shall mean the Employment Agreement between Microfield and John B. Conroy, in the form attached as Exhibit A.

        "ENFORCEABILITY EXCEPTIONS" shall mean the limits with respect to the enforceability of any agreement imposed by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

        "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof or any entity, authority or body exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization.

        "IST" shall mean Innovative Safety Technologies, LLC, an Oregon limited liability company.

        "IST MEMBERSHIP INTERESTS" shall mean all of the issued and outstanding membership interests in IST.

        "KNOWLEDGE" with respect to a party, shall mean the actual knowledge of the existence or nonexistence of a fact or matter, after reasonable inquiry, by any of the executive officers, directors or managers of Microfield or IST, as applicable.

        "LAW" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies.

        "LIEN" shall mean (a) any mortgage, pledge, lien, covenant, lease, security interest or encumbrance of any kind and (b) with respect to any asset, the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

        "MATERIAL ADVERSE CHANGE" shall mean any materially adverse change in the financial condition, properties, business or results of operations of a party, other than changes arising out of general economic conditions unrelated to the business in which the party is engaged.

        "MATERIAL ADVERSE EFFECT" shall mean any event, condition or fact that is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operations or prospects of a party, other than events, conditions or facts arising out of general economic conditions unrelated to the business in which the party is engaged.

        "MEMBERS" shall mean all Persons owning IST Membership Interests on the relevant date.

        "MERGER" shall mean the merger of IST with and into Merger Sub pursuant to this Agreement and the OBCA.

        "MERGER CONSIDERATION" shall mean the aggregate number of shares of Microfield Common Stock issuable to the Members pursuant to Section 2.6, subject to any rounding for fractional shares pursuant to Section 2.7(b).

        "MERGER SUB" shall mean Microfield Merger Sub, Inc., an Oregon corporation and a wholly owned Subsidiary of Microfield.

        "MICROFIELD" shall mean Microfield Graphics, Inc., an Oregon corporation.

        "MICROFIELD COMMON STOCK" shall mean shares of Common Stock, no par value, of Microfield.

        "MICROFIELD STOCK VALUE" shall mean $0.22 per share.

        "OBCA" shall mean the Oregon Business Corporation Act, as the same shall be in effect from time to time.

        "OLLCA" shall mean the Oregon Limited Liability Company Act, as the same shall be in effect from time to time.

        "PERMITS" shall mean all permits, licenses, approvals, qualifications, governmental authorizations, registrations and franchises that IST has or holds, all of which are listed and briefly described in the Disclosure Schedules.

        "PERSON" shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

        "REPRESENTATIVE" shall mean Steven M. Wright, or his successor, who shall act as representative of the Members under the Agreement.

        "SPECIAL MEETING" shall mean a special meeting or action by unanimous written consent of the IST Members for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement and for such other purposes as may be necessary or desirable.

        "SUBSIDIARY" shall mean any entity (a) at least a majority of the outstanding capital stock or ownership interest of which shall at the time be owned by Microfield or IST, as applicable, directly or through one or more entities that are themselves Subsidiaries or (b) with respect to which Microfield or IST, as applicable, may elect a majority of the board of directors.

        "SURVIVING CORPORATION" shall mean Merger Sub, which shall survive the Merger of IST with and into Merger Sub.

        "OTHER TERMS". The following terms shall have the meanings specified in the following noted sections of this Agreement:

           TERM                                         SECTION
           ----                                         -------
           Balance Sheet                                3.9
           Consent                                      3.5
           Damages                                      7.2
           Employee Plans                               3.14(a)
           Environmental Claim                          3.21(e)(i)
           Environmental Laws                           3.21(e)(ii)
           ERISA                                        3.14(a)
           ERISA Affiliate                              3.14(a)
           Financial Statements                         3.7
           Intellectual Property Rights                 3.16(b)
           IRS                                          3.14(b)
           ISO                                          3.14(c)
           IST's Indemnified Persons                    7.2
           Litigation                                   3.12
           Material Contracts                           3.13
           Matter of Environmental Concern              3.21(e)(iii)
           Microfield Balance Sheet                     4.9
           Microfield Indemnified Persons               7.2
           Microfield SEC Reports                       4.8
           Preferred Shares                             3.2
           Related Documents                            7.1
           Rule 144                                     2.9
           Securities Act                               2.9
           Taxes                                        3.15(b)
           Tax Returns                                  3.15(b)
           Third Party Claims                           7.5(a)(i)

                             ARTICLE II: THE MERGER

        2.1 THE MERGER. At the Effective Time and upon and subject to the terms and conditions of this Agreement, IST will be merged with and into Merger Sub, which shall be the Surviving Corporation in the Merger and shall continue to be governed by the Laws of the State of Oregon, and the separate existence of IST shall cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the OBCA.

        2.2 EFFECTIVE TIME. Subject to the terms and conditions of this Agreement, on the Closing Date, Merger Sub and IST will cause the Articles of Merger to be executed, delivered and filed as provided in the OBCA. The Merger shall become effective at the time of the filing of the Articles of Merger with the Oregon Secretary of State or at such later time as Microfield and IST may agree and as may be set forth in the Articles of Merger.

        2.3 ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the OBCA, provided that Article I of the Articles of Incorporation of Merger Sub shall be amended at the Effective Time to change the name of Merger Sub to "Innovative Safety Technologies, Inc."

        2.4 BYLAWS OF SURVIVING CORPORATION. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the OBCA.

        2.5 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The duly qualified and acting directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

        2.6 CONVERSION OF IST MEMBERSHIP INTERESTS. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, IST, Microfield or the Members, each holder of IST Membership Interests issued and outstanding at the Effective Time shall be entitled to, and such interests will be converted into the right to receive, the number of shares of Microfield Common Stock as determined by the following formula:

               X = I x 1,818,181

               Where:

               "X" is the number of shares of Microfield Common Stock to be received by a Member and

               "I" is the percentage of the issued and outstanding IST Membership Interests held by such Member immediately before the Effective Time.

        2.7    PROCEDURE FOR PAYMENT.

               (a) SURRENDER OF MEMBERSHIP INTERESTS. From and after the Effective Time, each holder of IST Membership Interests outstanding immediately prior to the Effective Time, upon surrender to Microfield or its agent designated for such purpose of any letters of transmittal or other documents as may be reasonably requested by Microfield or its agent, shall be entitled to receive a certificate representing the number of shares of Microfield Common Stock into which such IST Membership Interests shall have been converted pursuant to the provisions of Section 2.6.

               (b) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of Microfield Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of Microfield. Merger Consideration to be paid to each Member will be rounded to the nearest whole share.

               (c) NO FURTHER RIGHTS IN IST MEMBERSHIP INTERESTS. All shares of Microfield Common Stock issued upon conversion of the IST Membership Interests in accordance with the terms of this Agreement shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the IST Membership Interests.

        2.8 MEMBERSHIP TRANSFER BOOKS. At the Effective Time, the membership transfer books of IST shall be closed and there shall be no further registration of transfers of IST Membership Interests thereafter on the records of IST. From and after the Effective Time, the holders of IST Membership Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such IST Membership Interests except as otherwise provided in this Agreement or by Law.

        2.9 UNREGISTERED SHARES. The Members have been informed by Microfield that the Microfield Common Stock conveyed hereunder as Merger Consideration has not been registered under the Securities Act of 1933 (the "SECURITIES ACT") and that such Microfield Common Stock must be held for the time required by Rule 144 promulgated under the Securities Act ("RULE 144"), unless (i) the distribution for sale of the Microfield Common Stock has been registered under the Securities Act, (ii) a sale of the Microfield Common Stock is made in conformity with the provisions of Rule 144, or (iii) in the opinion of counsel, which opinion is reasonably acceptable to Microfield, some other exemption from registration is available with respect to any such sale, transfer or other disposition of such Microfield Common Stock.

        2.10 STOCK CERTIFICATE LEGENDS. Each Member acknowledges and understands that stock transfer instructions will be given to Microfield's transfer agent with respect to the Merger Consideration and that there will be placed on the certificates for such shares, or any substitution therefor, the following legend:

                      "The securities evidenced by this certificate have not
               been registered under the Securities Act of 1933 (the "Act") or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving these securities or (b) the Company receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for the Company) to the effect that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration."

        2.11 APPOINTMENT OF REPRESENTATIVE. (a) The Representative is hereby appointed as representative of the Members for purposes of this Agreement. Member approval of this Agreement shall include confirmation of the authority of the Representative. Microfield, Merger Sub and IST may rely upon the acts of the Representative for all purposes permitted hereunder.

               (b) The Representative shall have full power of substitution to act in the name, place and stead of the Members in all matters in connection with this Agreement. The Representative's power shall include the following powers, without limitation: the power to act for the Members with regard to the indemnification obligations hereunder; the power to compromise any claim on behalf of the Members and to transact matters of litigation or arbitration in connection with this Agreement; the power to do or refrain from doing all such further acts and things on behalf of the Members that the Representative deems necessary or appropriate in his sole discretion, and to execute all such documents as the Representative shall deem necessary or appropriate, in connection therewith; and the power to receive service of process in connection with any claims hereunder.

               (c) If the Representative resigns, dies or otherwise becomes incapacitated and unable to serve as Representative, his successor shall be appointed by a majority in interest of the Members (such majority in interest to be determined in accordance with the proportionate interests of each Member in the Microfield Common Stock received by the Members in the Merger).

               (d) The Representative shall act for the Members hereunder in the manner the Representative believes to be in the best interest of the Members and consistent with his obligations hereunder, but shall have no duties or obligations except as specifically set forth herein. In acting as representative of the Members, the Representative may rely upon, and shall be protected in acting or refraining from acting upon, an opinion or advice of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order arbitrator's award, appraisal, bond or other paper or documents reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Representative shall not be personally liable to the Members for any action taken, suffered or omitted by him in good faith and reasonably believed by him to be authorized or within the discretion of the rights or powers conferred upon him by this Section
2.11. The Representative may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by him in such capacity in good faith and in accordance with such opinion of counsel. The Representative may perform his duties as Representative either directly or by or through his agents or attorneys, and the Representative shall not be responsible to the Members for any misconduct or negligence on the part of any agent or attorney appointed with due care by him hereunder.

               ARTICLE III: REPRESENTATIONS AND WARRANTIES OF IST

        IST represents and warrants to Microfield and Merger Sub that, except as set forth in the correspondingly numbered sections of the Disclosure Schedules:

        3.1 ORGANIZATION. IST is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. IST is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. IST has delivered to Microfield accurate and complete copies of the Articles of Organization and Operating Agreement, as currently in effect, of IST.

        3.2 CAPITALIZATION. As of the date hereof, the IST Membership Interests and the holders thereof are as set forth in Section 3.2 of the Disclosure Schedules. All issued and outstanding IST Membership Interests are duly authorized, validly issued, fully paid and non-assessable. Section 3.2 of the Disclosure Schedules sets forth the name of the holder and the exercise price of all options and warrants to purchase IST Membership Interests. Except as disclosed in Section 3.2 of the Disclosure Schedules, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding or unissued IST Membership Interests or any other security of IST, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such membership interest or other security. There are no obligations, contingent or other, of IST to repurchase, redeem or otherwise acquire any IST Membership Interests or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

        3.3    SUBSIDIARIES. There are no Subsidiaries of IST.

        3.4 AUTHORIZATION; BINDING AGREEMENT. IST has all requisite limited liability company power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by IST's manager, and no other limited liability company proceedings on the part of IST are necessary to authorize the execution and delivery of this Agreement or to complete the transactions contemplated hereby (other than adoption of this Agreement by the Members in accordance with the OLLCA and the Operating Agreement of IST). This Agreement has been duly and validly executed and delivered by IST and constitutes the legal, valid and binding agreement of IST, enforceable against IST in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

        3.5 GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("CONSENT") any Governmental Authority, on the part of IST is required in connection with the execution or delivery by IST of this Agreement or the completion by IST of the transactions contemplated hereby other than (a) the filing of the Articles of Merger with the Secretary of State of Oregon in accordance with the OBCA, and
(b) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

        3.6 NO VIOLATIONS. The execution and delivery of this Agreement, the completion of the transactions contemplated hereby and compliance by IST with any of the provisions hereof will not (a) conflict with or result in any breach of any provision of the Articles of Organization or Operating Agreement of IST,
(b) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any Material Contract, (c) result in the creation or imposition of any Lien upon any of the assets of IST or (d) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5, violate any applicable provision of any Law to which IST or its assets or properties are subject, except, in the case of each of clauses (b), (c) and (d) above, for any deviations from the foregoing that would not reasonably be expected to have a Material Adverse Effect.

        3.7 IST FINANCIAL STATEMENTS. The unaudited financial statements and unaudited interim financial statements of IST delivered to Microfield from July 31, 2001 (inception) through December 31, 2001 and for the six months ended June 30, 2002 (the "FINANCIAL STATEMENTS") have been prepared on an accrual basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of IST as at the dates thereof and the results of its operations and cash flows for the periods then ended, subject to any adjustments described therein.

        3.8    ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 3.8 of the Disclosure Schedules, from December 31, 2001 through the date of this Agreement, there has not been: (a) any event that has had or would reasonably be expected to have a Material Adverse Effect; (b) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any Membership Interests or securities of IST by IST; (c) any material damage or loss to any material asset or property, whether or not covered by insurance; (d) any change by IST in accounting principles or practices; (e) any material revaluation by IST of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any sale of a material amount of property of IST, except in the ordinary course of business; (g) any payments to IST employees or service providers outside of IST's regular course of business; or (h) any other action or event, involving an amount exceeding $5,000 that would have required the consent of Microfield pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

        3.9 NO UNDISCLOSED LIABILITIES. Except as set forth in Section 3.9 of the Disclosure Schedules, IST has no liabilities (absolute, accrued, contingent or other), except liabilities (a) adequately provided for in IST's unaudited balance sheet (including any related notes thereto) as of June 30, 2002 (the "BALANCE SHEET") (b) incurred in the ordinary course of business on or before June 30, 2002 and not required under GAAP to be reflected on the Balance Sheet,
(c) incurred since June 30, 2002 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement or (e) that would not reasonably be expected to have a Material Adverse Effect.

        3.10 COMPLIANCE WITH LAWS. The business of IST has been operated in compliance with all Laws applicable thereto, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.

        3.11 PERMITS. Section 3.11 of the Disclosure Schedules contains a complete and accurate list of each material Permit that is held by IST or that otherwise relates to the business of, or to any of the assets owned or used by, IST. Each Permit is valid and in full force and effect. Except as set forth in
Section 3.11 of the Disclosure Schedules, (a) IST has all Permits required in connection with the operation of its business, (b) IST is not in violation of any Permit and (c) no proceedings are pending or, to the Knowledge of IST, threatened, to revoke or limit any Permit, except, in the case of each of clauses (a) and (b), where the absence or violation would not reasonably be expected to have a Material Adverse Effect.

        3.12 LITIGATION. There is no suit, action or proceeding ("LITIGATION") pending or, to the Knowledge of IST, threatened against IST, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against IST.

        3.13 CONTRACTS. Section 3.13 of the Disclosure Schedules sets forth, as of the date hereof, a list of the following contracts to which IST is a party or by which its properties or assets is bound (the "MATERIAL CONTRACTS"): (a) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $5,000; (b) all contracts, agreements, commitments or other understandings or arrangements other than those addressed in Section 3.14, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving individual payments or receipts by IST of less than $5,000 over the term of such contract, agreement, commitment or other understanding or arrangement; and (c) all other agreements that are material to IST and not excluded under the foregoing clauses. IST is not a party to any agreements to acquire in the future the capital stock or substantially all the assets of another Person. Except as disclosed in Section 3.13 of the Disclosure Schedules, to the Knowledge of IST all the Material Contracts are valid and binding and are in full force and effect and enforceable against IST in accordance with their respective terms, subject to the Enforceability Exceptions, and IST is not in violation or breach of or default under any Material Contract, except where the failure to be in full force and effect or where such violation or breach would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of IST, no party is in default, violation or breach of any Material Contract where such violation or breach would reasonably be expected to have a Material Adverse Effect.

        3.14 EMPLOYEE BENEFIT PLANS. (a) Section 3.14(a) of the Disclosure Schedules lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other bonus, option, membership purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant who is an individual or an individual doing business in a corporate form (or any of their beneficiaries) of IST or any other entity (whether or not incorporated) or which is under common control with IST (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b) of ERISA, or any IST Subsidiary, with respect to which IST has or could have any current (actual or contingent) material liability (together for purposes of this Section 3.14, the "EMPLOYEE PLANS"). Prior to the date of this Agreement, IST has provided or made available to Microfield copies of (i) each such written Employee Plan (or a written description of any Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and any material communications to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, and (iii) the most recent favorable determination letters issued for each Employee Plan and related trust which is intended to qualify under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

               (b) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person (other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and none of the Employee Plans is subject to Title IV of ERISA or Section 412 of the Code); (ii) neither IST nor any ERISA Affiliate has ever contributed to a "MULTIEMPLOYER PLAN" as such term is defined in Section 3(37) of ERISA;
(iii) to the Knowledge of IST, no "PARTY IN INTEREST" or "DISQUALIFIED PERSON" (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan that could subject IST or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code, except for any such tax, penalty or liability that would not reasonably be expected to result in a Material Adverse Effect; (iv) to the Knowledge of IST, no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, except where such breach would not reasonably be expected to result in a Material Adverse Effect;
(v) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Internal Revenue Service (the "IRS") or the Secretary of the Treasury), except where failure to do so would not reasonably be expected to result in a Material Adverse Effect; and IST and each IST Subsidiary have performed all obligations required to be performed by them under, are not in default under or in violation of any Employee Plan except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, and have no Knowledge of any default or violation by any other party to, any of the Employee Plans; (vi) each Employee Plan which is intended to be qualified under Sections 401 and 501 of the Code is the subject of a favorable determination letter from the IRS, and to the Knowledge of IST nothing has occurred that may reasonably be expected to impair such determination; (vii) all contributions required to be made with respect to any Employee Plan pursuant to the terms of the Employee Plan have been made on or before their due dates, including due dates with respect to employee deferrals; and (viii) there are no complaints, charges or claims against IST pending or to IST's Knowledge threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by IST as an independent contractor or "LEASED EMPLOYEE" (within the meaning of section 414(n) of the Code) rather than as an employee.

               (c) Section 3.14(c) of the Disclosure Schedules sets forth a true and complete list of each current or former employee, officer or director of IST or any of its Subsidiaries who holds (i) any option to purchase IST Membership Interests as of the date hereof, together with the percentage of IST Membership Interests subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any IST Membership Interests that are restricted as a result of an agreement with or equity participation plan of IST; and (iii) any other right, directly or indirectly, to receive IST Membership Interests, except as otherwise disclosed in Section 3.14 of the Disclosure Schedules, together with the percentage of IST Membership Interests subject to such right. Section 3.14(c) of the Disclosure Schedules also sets forth the total number of any such ISOs and any such nonqualified options and other such rights.

               (d) Unless otherwise disclosed in Section 3.14(a) of the Disclosure Schedules, Section 3.14(d) of the Disclosure Schedules sets forth a true and complete list of (i) all employment agreements with officers of IST or any of its Subsidiaries; (ii) all agreements with consultants who are individuals obligating IST or any of its Subsidiaries to make annual cash payments in an amount exceeding $2,000; (iii) all agreements that individually or in the aggregate are or could be material with respect to the services of independent contractors or leased employees who are individuals or individuals doing business in a corporate form whether or not they participate in any of the Employee Plans; (iv) all officers of IST or any of its Subsidiaries who have executed a non-competition agreement with IST or any of its Subsidiaries; (v) all severance agreements, programs and policies of IST or any of its Subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $10,000, excluding programs and policies required to be maintained by Law; and (vi) all plans, programs, agreements and other arrangements of IST that contain change in control provisions.

               (e) (i) Except as set forth in Section 3.14(e) of the Disclosure Schedules, no Employee Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in IST Common Stock; and (ii) the completion of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee except as disclosed in Section 3.14(e) of the Disclosure Schedules or except where such increase or acceleration would not reasonably be expected to result in a Material Adverse Effect.

               (f) Except as set forth in Section 3.14(f) of the Disclosure Schedules, IST maintains no Employee Plan covering non-U.S. employees.

        3.15 TAXES AND TAX RETURNS. (a) IST has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in IST Financial Statements have been established and which are being contested in good faith and as identified in Section 3.15 of the Disclosure Schedules. Except as set forth in Section 3.15 of the Disclosure Schedules, there are no material claims or assessments pending against IST (or its Members with respect to IST) for any alleged deficiency in any Tax, and IST has not been notified in writing of any proposed Tax claims or assessments against IST (or its Members with respect to IST) (other than in each case, claims or assessments for which adequate reserves in the Financial Statements have been established and which are being contested in good faith and as identified in Section 3.15 of the Disclosure Schedules or claims or assessments which are immaterial in amount). Neither IST nor its Members with respect to IST has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by IST (or its Members with respect to IST) for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. There are no Liens for material amounts of Taxes on the assets of IST (or its Members with respect to IST) except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent IST (or its Members with respect to IST) or any of its Subsidiaries with respect to Tax matters.

               (b) For purposes of this Agreement, the term "TAX" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) supplied to or filed with or required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

               (c) Except as set forth in Section 3.15 of the Disclosure Schedules, (i) IST has been a partnership for federal and state income tax purposes at all times since its inception and neither IST nor any member on behalf of IST has elected or will elect to have IST be treated as an association for federal tax purposes or be excluded from application of the provisions of subchapter K of the Code; (ii) IST has not been included in a combined, consolidated or unitary Tax Return and other than with respect to IST, IST is not currently liable for Taxes of any other

Person, or is currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders or securityholders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by IST with respect to Taxes; (iii) IST is not a party to any joint venture, partnership or other arrangement or contract (other than its own operating agreement) that could be treated as a partnership for federal income tax purposes; (iv) IST has not entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law); (v) IST has not agreed nor is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income; (vi) IST is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (vii) IST is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes; (viii) IST is not a "consenting corporation" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; (ix) IST has complied with all applicable laws, rules, and regulations relating to the withholding and payment of Taxes except where the amount of taxes involved is not material; and (x) none of the assets owned by IST is property that is required to be treated as owned by any other Person pursuant to Section 168(g)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

        3.16 INTELLECTUAL PROPERTY. (a) Section 3.16(a) of the Disclosure Schedules sets forth a list of (i) all patents and patent applications owned by IST worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by IST worldwide; (iii) all copyright registrations and copyright applications owned by IST worldwide; and (iv) all licenses in which IST is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in Section 3.16 of the Disclosure Schedules or (B) a licensee of any other Person's patents, trade names, trademarks, service marks or copyrights except for any licenses of software programs that are commercially available "off the shelf."

               (b) IST owns, or is licensed or otherwise possesses legal enforceable rights to use, all patents, trademarks, trade names, service marks, trade dress, slogans, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of IST as currently conducted (the "INTELLECTUAL PROPERTY RIGHTS"), except for any such failures to own, be licensed or possess that would not reasonably be expected to have a Material Adverse Effect.

               (c) IST has made all necessary filings and recordations for the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications set forth in Section 3.16(a) of the Disclosure Schedules, except where the failure to make such filings or recordations would not reasonably be expected to have a Material Adverse Effect. There are not currently pending, and to the Knowledge of IST there are no valid grounds for, any bona fide claims (i) that the business of IST infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by IST of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of IST as currently conducted or as proposed to be conducted; (iii) challenging the exclusive ownership, validity or effectiveness of any of Intellectual Property Rights; or
(iv) challenging the license or legally enforceable right to use of any third-party patents, trademarks, service marks and copyrights by IST, except, in the case of each of clauses (i), (ii), (iii) and (iv) above, for matters that, if determined adversely to IST, would not reasonably be expected to have a Material Adverse Effect.

               (d) Except as set forth in Section 3.16 of the Disclosure Schedules, to the Knowledge of IST, there is no material unauthorized use, infringement or misappropriation of any of Intellectual Property Rights by any third party, including any employee or former employee of IST.

               (e) Except as set forth in Section 3.16 of the Disclosure Schedules, there are no valid royalty agreements, license agreements (except for any license implied by the sale or products) or similar arrangements with respect to the Intellectual Property.

        3.17   EMPLOYEE AND LABOR MATTERS.

               (a) Section 3.17(a) of the Disclosure Schedules sets forth a list of all employees of IST.

               (b) Except as set forth in Section 3.17 of the Disclosure Schedules, (i) there are no controversies pending or, to the Knowledge of IST, threatened, between IST and any of its employees, which controversies would reasonably be expected to have a Material Adverse Effect; (ii) IST is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by IST, nor, as of the date of this Agreement, does IST know of any activities or proceedings of any labor union to organize any such employees; and (iii) IST has no Knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of IST that would reasonably be expected to have a Material Adverse Effect.

        3.18 LIMITATION ON BUSINESS CONDUCT. IST is not a party to, nor has any obligation under, any contract or agreement, written or oral, that contains any covenants currently or prospectively limiting in any material respect the freedom of IST to engage in any line of business or to compete with any entity.

        3.19 TITLE TO PROPERTY. Except as set forth in Section 3.19 of the Disclosure Schedules, IST owns the properties and assets that it purports to own free and clear of all Liens, except for Liens that arise in the ordinary course of business and do not materially impair IST's ownership or use of such properties or assets, Liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and Liens securing obligations under IST's credit agreements, loan agreements and equipment leases. Except as set forth in
Schedule 3.19 of the Disclosure Schedules, with respect to the property and assets it leases, IST, and to the best of IST's Knowledge, each of the other parties thereto, is in material compliance with such leases, and IST holds a valid leasehold interest free of any Liens, except those referred to above. The rights, properties and assets presently owned, leased or licensed by IST include all rights, properties and assets necessary to permit IST to conduct its business in all material respects in the same manner as its businesses have been conducted prior to the date hereof.

        3.20 OWNED AND LEASED PREMISES. Each of the buildings, structures and premises owned or leased by IST is in reasonably good repair and operating condition.

        3.21 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.21 of the Disclosure Schedules:

               (a) IST is in material compliance with the Environmental Laws, which compliance includes the possession by IST of all material Permits and governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof, except in each case where such non-compliance would not reasonably be expected to have a Material Adverse Effect. IST has not received any written communication from a Governmental Authority that alleges that is not in such material compliance except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

               (b) There are no Environmental Claims, including claims based on "arranger liability," pending or, to the Knowledge of IST, threatened against IST or to the Knowledge of IST, pending or threatened against any Person or entity whose liability for any Environmental Claim IST has to the Knowledge of IST retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

               (c) To the Knowledge of IST, there are no past or present actions, inactions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would form the basis of any Environmental Claim against IST or against any Person whose liability for any Environmental Claim IST has retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

               (d) IST is in compliance in all material respects with Environmental Laws as they relate to (i) any on-site or off-site locations where to IST's Knowledge, IST has stored, disposed or arranged for the disposal of Materials of Environmental Concern for itself (but not on behalf of others) or
(ii) any underground storage tanks located on property owned or leased by IST of which IST has Knowledge.

               (e)    For purposes of this Agreement:

                      (i) "ENVIRONMENTAL CLAIM" means any written claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by IST, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                      (ii) "ENVIRONMENTAL LAWS" means all Federal, state, local and foreign laws or regulations relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                      (iii) "MATERIAL OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, toxic substances, petroleum and petroleum products that are regulated under the Environmental Laws.

        3.22 INSURANCE. Section 3.22 of the Disclosure Schedules contains a complete and accurate list of all fire, liability, worker's compensation and other forms of insurance insuring IST, and its respective officers and directors, assets and operations. The insurance polices maintained by IST are with reputable insurance carriers and have no premium delinquencies.

        3.23   PRODUCT LIABILITY AND RECALLS.

               (a) Except as disclosed in Section 3.23 of the Disclosure Schedules, to IST's Knowledge, there is no claim, pending or overtly threatened, against IST for injury to Person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by IST, including claims arising out of the defective or unsafe nature of its products or services, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (b) Except as disclosed in Section 3.23 of the Disclosure Schedules, there is no pending or, to the Knowledge of IST, overtly threatened recall or investigation of any product sold by IST, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        3.24 CUSTOMERS. Section 3.24 of the Disclosure Schedules sets forth a list of IST's 10 largest customers (detailed, in the case of government agencies, by separate government agency) in terms of gross sales for the twelve month period ended June 30, 2002. Except as set forth in Section 3.24 of the Disclosure Schedules, since June 30, 2002, there have not been any changes in the business relationships of IST with any of the customers named therein that would constitute a Material Adverse Effect. Except as set forth in Section 3.24 of the Disclosure

Schedules, no customer of IST accounted for more than 5% of the revenues of IST for the twelve month period ended June 30, 2002.

        3.25   INTERESTED PARTY TRANSACTIONS. Except as set forth in Section
3.25 of the Disclosure Schedules, no event has occurred that would be required to be reported, if IST were a reporting company under Section 13 of the Securities Exchange Act of 1934, pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (without regard to the $60,000 threshold contained in Item 404).

        3.26 FINDERS AND INVESTMENT BANKERS. Neither IST nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions, or financial advisors' or finders' fees in connection with the transactions contemplated hereby.

        3.27 FULL DISCLOSURE. No statement contained in any certificate or schedule, including, without limitation, the Disclosure Schedules, furnished or to be furnished by IST to Microfield or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

    ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF MICROFIELD AND MERGER SUB

        Microfield and Merger Sub jointly and severally represent and warrant to IST that:

        4.1 ORGANIZATION AND GOOD STANDING. Each of Microfield and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

        4.2 CAPITALIZATION. The authorized capital stock of Microfield consists of (a) 25,000,000 shares of Microfield Common Stock and (b) 10,000,000 shares of preferred stock (the "PREFERRED SHARES"). As of September 6, 2002, (i) 4,596,066 shares of Microfield Common Stock were issued and outstanding, (ii) no shares of Preferred Shares were issued and outstanding, (iii) 75,000 shares of Microfield Common Stock were reserved for future issuance pursuant to outstanding options to purchase Microfield Common Stock, and (iv) 2,066,000 shares of Microfield Common Stock were reserved for future issuance upon exercise of warrants to purchase Microfield Common Stock. No other capital stock of Microfield is authorized or issued. Microfield has agreed to issue shares of Microfield Common Stock pursuant to the Common Stock Purchase Agreement. All issued and outstanding Microfield Common Stock are, and the Microfield Common Stock to be issued pursuant to the Common Stock Purchase Agreement will be, duly authorized, validly issued, fully paid and nonassessable. The shares of Microfield Common Stock to be issued to the Members in the Merger will be duly authorized, validly issued, fully paid and nonassessable.

        4.3 AUTHORIZATION; BINDING AGREEMENT. Microfield and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective boards of directors of Microfield and Merger Sub, and no other corporate proceedings on the part of Microfield or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to complete the transactions contemplated hereby (other than the requisite approval by the sole shareholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Microfield and Merger Sub and constitutes the legal, valid and binding agreement of Microfield and Merger Sub, enforceable against each of Microfield and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

        4.4 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Microfield or Merger Sub is required in connection with the execution or delivery by Microfield and Merger Sub of this Agreement or the completion by Microfield and Merger Sub of the transactions contemplated hereby other than (a) the filing of the Articles of Merger with the Secretary of State of Oregon in accordance with the OBCA, and (b) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

        4.5 NO VIOLATIONS. The execution and delivery of this Agreement, the completion of the transactions contemplated hereby and compliance by Microfield or Merger Sub with any of the provisions hereof will not (a) conflict with or result in any breach of any provision of the Articles of Incorporation and Bylaws of Microfield or other similar documents of any Subsidiary of Microfield, or (b) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Microfield or any Subsidiary of Microfield is a party or by which any of them or any of their respective assets or property is subject, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay completion of the Merger, or otherwise materially and adversely affect the ability of Microfield or Merger Sub to perform their respective obligations under this Agreement.

        4.6 LITIGATION. There is no Litigation pending or, to the Knowledge of Microfield, threatened against Microfield or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Microfield or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

        4.7 FINDERS AND INVESTMENT BANKERS. Except for $10,000 payable to John B. Conroy, neither Microfield nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions, or financial advisors' or finders' fees in connection with the transactions contemplated hereby.

        4.8 SEC REPORTS AND FINANCIAL STATEMENTS. Microfield has furnished IST and the Members with complete copies of all registration statements, reports and proxy statements, including amendments thereto, filed with the SEC since December 31, 2000 and prior to the date of this Agreement (collectively, the "MICROFIELD SEC REPORTS"). Each of the Microfield SEC Reports, as of the date filed, complied in all material respects with the applicable requirements of the Act, the Securities Exchange Act of 1934 and the rules and regulations promulgated by the Securities and Exchange Commission thereunder. Without limiting the generality of the foregoing, there are no contracts to which Microfield is a party that are required to be filed as exhibits to the Microfield SEC Reports pursuant to Item 601(b)(10) of Regulation S-B promulgated under the Act which have not been so filed.

        4.9 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Microfield SEC Reports, Microfield has no liabilities (absolute, accrued, contingent or other), except liabilities (a) adequately provided for in Microfield's unaudited balance sheet (including any related notes thereto) as of June 29, 2002 (the "MICROFIELD BALANCE SHEET") (b) incurred in the ordinary course of business on or before June 29, 2002 and not required under GAAP to be reflected on the Microfield Balance Sheet, (c) incurred since June 29, 2002 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement or (e) that would not reasonably be expected to have a Material Adverse Effect.

        4.10 TAXES AND TAX RETURNS. (a) Microfield has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the financial statements contained in the Microfield SEC Reports have been established and which are being contested in good faith. There are no material claims or assessments pending against Microfield for any alleged deficiency in any Tax, and neither Microfield nor any of its officers, directors or employees has been notified of any proposed Tax claims or assessments against Microfield. Microfield has not executed any currently effective waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Microfield for any extension of time within which to file any Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. There are no Liens for material amounts of Taxes on the assets of Microfield except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent Microfield with respect to Tax matters.

        4.11 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and completion of this Agreement and the transactions contemplated hereby (including any financing in connection therewith), Merger Sub has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

                     ARTICLE V: ADDITIONAL COVENANTS OF IST

        IST covenants and agrees as follows:

        5.1 CONDUCT OF BUSINESS OF IST. (a) Unless Microfield shall otherwise consent in writing (which consent, in the case of paragraphs (D), (E), (F), (H), (I), or (J) below, shall not be unreasonably withheld) and except as expressly contemplated by this Agreement or in the Disclosure Schedules, during the period from the date of this Agreement to the Effective Time, (i) IST shall conduct its business in the ordinary course and consistent with past practice, and IST shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of IST with Persons with whom IST does significant business and (ii) without limiting the generality of the foregoing, IST will not:

                             (A)    amend or propose to amend its Articles of
Organization or Operating Agreement (or similar organizational documents);

                             (B)    authorize for issuance, issue, grant, sell,
pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any equity interests in IST, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any equity interests in or other securities of IST, including, but not limited to, any securities convertible into or exchangeable for equity interests in IST;

                             (C)    split, combine or reclassify any of its
membership interests or declare, pay or set aside any dividend or other distribution (whether in cash, equity interests or property or any combination thereof) in respect of its membership interest, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity interests or other securities;

                             (D)    create or incur any indebtedness for
borrowed money in excess of $5,000 or issue any debt securities or make any loans or advances;

                             (E)    (a) sell, pledge, dispose of or encumber any
assets of IST; (b) authorize any capital expenditures or purchases of fixed assets in excess of $5,000; (c) assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances; or (d) voluntarily incur any material liability or obligation (absolute, contingent or otherwise) in excess of $5,000.

                             (F)    increase in any manner the compensation of
any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any member, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of this Agreement;

                             (G)    alter through merger, liquidation,
reorganization, restructuring or in any other fashion the limited liability company structure or ownership of IST;

                             (H)    except as may be required as a result of a
change in Law, change any of the accounting principles or practices used by it;

                             (I)    make any tax election or settle or
compromise any income tax liability;

                             (J)    pay, discharge or satisfy any material
claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or other), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) of IST or incurred in the ordinary course of business consistent with past practice;

                             (K)    take, or agree in writing or otherwise to
take, any of the foregoing actions or any action that would make any of the representations or warranties of IST contained in this Agreement untrue or incorrect in any material respect at or prior to the Effective Time; or

                             (L)    acquire (by merger, consolidation, or
acquisition of stock or assets) any corporation, partnership or other business organization or division thereof.

        (b) IST shall comply with all Laws applicable to it or any of its properties, assets or business and to maintain in full force and effect all Permits necessary for such business, except in any such case for any failure so to comply or maintain that would not reasonably be expected to result in a Material Adverse Effect.

        5.2 NOTIFICATION OF CERTAIN MATTERS. IST shall give prompt notice to Microfield if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any party alleging that the Consent of such party is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) the occurrence of an event that would be reasonably likely (i) to have a Material Adverse Effect or (ii) to cause any condition set forth in Section 8.1 or 8.2 to be unsatisfied; or (d) the commencement or threat of any Litigation involving or affecting IST, or any of its respective properties or assets, or, to IST's Knowledge, any employee, agent, director, officer or member, in his or her capacity as such, of IST which, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement or which relates to the completion of the Merger.

        5.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, and without intending by this Section 5.3 to limit any of the other obligations of the parties under this Agreement, IST will give, and shall direct its accountants and legal counsel to give, Microfield and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of IST, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to IST and will furnish Microfield with such financial and operating data and other information with respect to the business and properties of IST as Microfield may from time to time reasonably request in connection with such transactions.

        5.4 MEMBER APPROVAL. As soon as practicable, IST will take all steps necessary to duly call, give notice of, convene and hold the Special Meeting for the purpose of voting upon the Merger, this Agreement and the transactions contemplated hereby.

        5.5 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, IST agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, obtaining all Consents from Governmental Authorities and other parties required for the completion of the Merger and the transactions contemplated thereby, including without limitation all Consents required under any Material Contract. Upon the terms and subject to the conditions hereof, IST agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

        5.6 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, IST shall not, and shall use reasonable best efforts to cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Microfield, except where such release or announcement is required by applicable Law, in which case IST, prior to making such announcement, will consult with Microfield regarding the same.

        5.7 COMPLIANCE. In completing the transactions contemplated hereby, IST shall comply with all applicable Laws.

        5.8 IST OPTIONS AND WARRANTS. IST shall take all action necessary to ensure that all outstanding options, warrants or similar rights to purchase equity interests in IST have been exercised or cancelled prior to the Closing Date.

         ARTICLE VI: ADDITIONAL COVENANTS OF MICROFIELD AND MERGER SUB

        Microfield and Merger Sub covenant and agree as follows:

        6.1 NOTIFICATION OF CERTAIN MATTERS. Microfield shall give prompt notice to IST if any of the following occur after the date of this Agreement:
(a) receipt of any notice or other communication in writing from any party alleging that the Consent of such party is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) the occurrence of an event that would be reasonably likely (i) to have a Material Adverse Effect or (ii) to cause any condition set forth in

Section 8.1 or 8.3 to be unsatisfied; or (d) the commencement or threat of any Litigation involving or affecting Microfield, or any of its respective properties or assets, or, to Microfield's Knowledge, any employee, agent, director, or officer, in his or her capacity as such, of Microfield which, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement or which relates to the completion of the Merger.

        6.2 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, and without intending by this Section 6.2 to limit any of the other obligations of the parties under this Agreement, Microfield will give, and shall direct its accountants and legal counsel to give, IST and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of Microfield, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Microfield and will furnish IST with such financial and operating data and other information with respect to the business and properties of Microfield as IST may from time to time reasonably request in connection with such transactions.

        6.3 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, Microfield and Merger Sub agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, obtaining all Consents from Governmental Authorities and other third parties required for the completion of the Merger and the transactions contemplated by this Agreement, including without limitation all Consents required under any of Microfield's material contracts. Upon the terms and subject to the conditions hereof, Microfield and Merger Sub agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

        6.4 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Microfield and Merger Sub shall not, and shall use reasonable best efforts to cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the consent of the Surviving Corporation (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law, in which case Microfield, prior to making such announcement, will consult with IST regarding the same.

        6.5 COMPLIANCE. In completing the transactions contemplated by this Agreement, Microfield and Merger Sub shall comply in, and cause their Subsidiaries to comply or to be in compliance, in all material respects, with all applicable Laws.

                     ARTICLE VII: SURVIVAL; INDEMNIFICATION

        7.1 SURVIVAL. All representations, warranties, covenants and agreements made in this Agreement or in any exhibit, schedule, certificate or agreement delivered in accordance with this Agreement (collectively, the "RELATED DOCUMENTS"), shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement.

        7.2 INDEMNIFICATION BY MEMBERS. Notwithstanding any investigation by Microfield, from and after the Closing, the Members shall indemnify, hold harmless and, to the extent provided in Section 7.5(a), defend Microfield, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "MICROFIELD'S INDEMNIFIED PERSONS") from and against, and reimburse each of Microfield's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs, and expenses, including interest from the Closing Date to the time of payment, penalties and reasonable attorneys' fees (collectively, "DAMAGES") incurred by any of Microfield's Indemnified Persons by reason of or arising out of or in connection with (a) any breach or inaccuracy of any representation or warranty of IST made in this Agreement or any Related Document or (b) any failure by IST to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document. This indemnification extends to any Damages suffered by any of Microfield's Indemnified Persons, whether or not a claim is made against any of Microfield's Indemnified Persons by any third party.

        7.3 INDEMNIFICATION BY MICROFIELD. Notwithstanding any investigation by IST or the Members, from and after the Closing, Microfield shall indemnify, hold harmless and, to the extent provided in Section 7.5(a), defend the Members (collectively, "IST'S INDEMNIFIED PERSONS") from and against, and reimburse each of IST's Indemnified Persons with respect to, any and all Damages incurred by any of IST's Indemnified Persons by reason of or arising out of or in connection with: (a) any breach or inaccuracy of any representation or warranty of Microfield or Merger Sub made in this Agreement or any Related Document; (b) any failure by Microfield or Merger Sub to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document; or (c) any liability or obligation of IST to any third party expressly assumed by Microfield in accordance with the terms of this Agreement. This indemnification extends to any Damages suffered by any of IST's Indemnified Persons, whether or not a claim is made against any of IST's Indemnified Persons by any third party.

        7.4 LIMITS ON INDEMNIFICATION. Notwithstanding the foregoing, the liability of Members and Microfield under Sections 7.2 and 7.3 above shall be subject to the following limitations:

               (a) MEMBERS LIABILITY. The liability of the Members pursuant to Section 7.2 is limited as follows:

                      (i) No claim for indemnity will be effective if not made within two years after the Closing Date, other than claims (A) claims asserted with respect to the covenant contained in Section 5.7, which claims may be made up to three years after the Closing Date; and (B) claims based upon the assertion that Members had actual knowledge that a representation or warranty made by Members was materially false when made or was made with the intent to deceive, which claims may be made at any time up to the applicable statute of limitations;

                      (ii) The maximum aggregate amount of the liability of Members is $200,000 (the "Limitation"), other than liability for claims with respect to the representations and warranties contained in Section 3.16, with respect to which the maximum aggregate amount of the liability of Members is the Limitation plus an additional $200,000; and

                      (iii) Members shall not have any indemnification obligation with respect to the first $25,000 of Damages of Microfield's Indemnified Persons as a group unless Damages of Microfield's Indemnified Persons as a group equal or exceed such amount, in which case Members obligations under Section 7.2 shall include the entire amount of Damages.

                      (iv) Each Member's liability shall be limited to its pro rata share of such liability based upon the Member's percentage ownership interest in IST immediately before the Effective Time.

               (b) MICROFIELD'S LIABILITY. Microfield's obligations pursuant to Section 7.3 are limited as follows:

                      (i) No claim for indemnity will be effective if not made within two years after the Closing Date, other than claims asserted with respect to any of the representations and warranties contained in Sections 4.6 and 4.10 and claims based upon the assertion that Microfield had actual knowledge that a representation or warranty made by Microfield was materially false when made or was made with the intent to deceive, which claims may be made at any time up to the applicable statute of limitations;

                      (ii) The maximum aggregate amount of Microfield's liability is $200,000; and

                      (iii) Microfield shall not have any indemnification obligation with respect to the first $25,000 of Damages of IST's Indemnified Persons as a group unless Damages of IST's Indemnified Persons as a group equal or exceed such amount, in which case Microfield's obligations under Section 7.3 shall include the entire amount of Damages.

        7.5    INDEMNIFICATION PROCEDURE.

               (a)    THIRD PARTY CLAIMS.

                      (i) Each indemnified party will, with reasonable promptness after obtaining knowledge thereof, provide the indemnifying party with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Section 7 (collectively, "THIRD PARTY CLAIMS"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

                      (ii) The indemnifying party or, in the case where the Members are the indemnifying party, the Representative, shall have 15 days after receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Section 7 and, if so, whether the indemnifying party elects to undertake, conduct and control, through counsel of its choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably), and at its sole risk and expense, the good faith settlement or defense of the Third Party Claim.

                      (iii) If within 15 days after receipt of the claim notice the indemnifying party or, in the case where the Members are the indemnifying party, the Representative, notifies the indemnified party that the indemnifying party elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall reasonably cooperate with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as the indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

                      (iv) If the indemnifying party or, in the case where the Members are the indemnifying party, the Representative, does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if the indemnifying party or, in the case where the Members are the indemnifying party, the Representative, fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's defense or settlement of such Third Party Claim is in any respect inadequate or unreasonable.

                      (v) A party's failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

               (b)    NON-THIRD PARTY CLAIMS.

                      (i) Each indemnified party will, with reasonable promptness, deliver to the indemnifying party written notice of all claims for indemnification under this Section 7, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

                      (ii) The indemnifying party or, in the case where the Members are the indemnifying party, the Representative, shall have 30 days after receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party or, in the case where the Members are the indemnifying party, the Representative, does not so notify the indemnified party the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

                      (iii) A party's failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

        7.6 PAYMENT WITH MICROFIELD COMMON STOCK. Any Damages payable hereunder may be paid by delivery of the equivalent value of Microfield Common Stock using the Microfield Stock Value. In the case of payment by Members, such payment will be accomplished by delivery of certificates representing shares of Microfield Common Stock together with duly executed stock powers to Mellon Investor Services, LLC, the transfer agent for Microfield Common Stock, or its successor, with instructions to transfer and deliver to Microfield a stock certificate evidencing the requisite number of shares to be transferred to Microfield or instructing that the shares be cancelled, as the case may be, with certificates representing the balance to be returned to Members. In the case of payment by Microfield, such payment will be accomplished by the issuance and delivery of certificates representing the requisite number of shares of Microfield Common Stock to each Member.

        7.7 RIGHTS NOT EXCLUSIVE. An indemnified party's rights to indemnification under this Section 7 are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled at law or in equity.

                       ARTICLE VIII: CONDITIONS PRECEDENT

        8.1 MERGER CONDITIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

               (a) MEMBER APPROVAL. The Merger, this Agreement and the transactions contemplated by this Agreement shall have been approved at or prior to the Effective Time by the required vote of the Members in accordance with the OLLCA and the operating agreement of IST.

               (b) NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority that prohibits or prevents the completion of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. IST and Microfield shall use all reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

               (c) SALE OF COMMON STOCK. Concurrently with the Closing, Microfield shall have closed the transactions contemplated by the Common Stock Purchase Agreement.

        8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MICROFIELD AND MERGER SUB. The obligations of Microfield and Merger Sub to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

               (a) COMPLIANCE WITH AGREEMENT. IST shall have performed and complied: (i) in all respects with all of its obligations under Sections 5.1 and 5.8; and (ii) in all respects with all of its other obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a Material Adverse Effect.

               (b) REPRESENTATIONS AND WARRANTIES OF IST. The representations and warranties made by IST in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though made on the Closing Date, except where the effect of any breaches of the representations and warranties of IST made in this Agreement, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

               (c) NO MATERIAL ADVERSE EFFECT. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any Material Adverse Effect.

               (d) CLOSING CERTIFICATES. IST shall have delivered to Microfield (a) a certificate signed on behalf of IST by the manager of IST, dated on the Closing Date, to the effect that, to the best of such person's Knowledge, the conditions set forth in Sections 8.2(a) and (b) have been satisfied; and (b) a secretary's certificate as to such IST corporate matters in connection with the Merger as Microfield may reasonably request.

               (e) EMPLOYMENT AGREEMENT. John B. Conroy shall have executed and delivered the Employment Agreement.

        8.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IST. The obligations of IST to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

               (a) COMPLIANCE WITH AGREEMENT. Microfield and Merger Sub shall have performed and complied in all respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a Microfield Material Adverse Effect.

               (b) REPRESENTATIONS AND WARRANTIES OF MICROFIELD AND MERGER SUB. The representations and warranties made by Microfield and Merger Sub in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of Microfield and Merger

Sub made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a Material Adverse Effect.

               (c) MINIMUM CASH. Microfield shall have cash and cash equivalents of at least $300,000 immediately prior to Closing (exclusive of proceeds received under the Common Stock Purchase Agreement).

               (d) CLOSING CERTIFICATE. Microfield shall have delivered to IST (i) a certificate signed on behalf of Microfield by the Chief Executive Officer of Microfield, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.3(a), (b) and (c) of this Agreement have been satisfied; and (ii) secretary's certificates of Microfield and Merger Sub as to such corporate matters in connection with the Merger as IST may reasonably request.

               (e) APPOINTMENT OF PRESIDENT. The Board of Directors shall have appointed Steve Wright President of Microfield, effective immediately after the Effective Time.

               (f) BOARD OF DIRECTORS. Steven M. Wright and R. Patrick Hanlin shall have been duly elected to Microfield's Board of Directors, effective immediately after the Effective Time.

                    ARTICLE IX: TERMINATION AND ABANDONMENT

        9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Members described herein:

               (a)    by mutual written consent of Microfield and IST;

               (b) by either Microfield or IST if (i) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the completion of the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable, or (ii) the Members do not approve the Merger at the Special Meeting;

               (c)    by Microfield if:

                      (i) IST shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to IST;

                      (ii) any representation or warranty of IST shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                      (iii) any representation or warranty of IST shall cease to be true and correct at any later date (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty) as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by Microfield of any of its covenants or agreements under this Agreement if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that such representation or warranty is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to IST;

                      (iv) since June 30, 2002, IST shall have suffered a Material Adverse Change;

               (d)    by IST if:

                      (i) Microfield or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to Microfield;

                      (ii) any representation or warranty of Microfield or Merger Sub shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                      (iii) any representation or warranty of Microfield or Merger Sub shall cease to be true and correct at any later date (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty) as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by IST of any of its covenants or agreements under this Agreement if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that such representation or warranty is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to Microfield or Merger Sub;

                      (iv) since June 29, 2002, Microfield shall have suffered a Material Adverse Change.

               (e) by either Microfield or IST if the Merger is not completed on or before October 31, 2002, provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any party where failure to perform any of its obligations under this Agreement results in the failure of the Merger to be completed by such time.

        The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 10.5 hereof.

        9.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article XI, this Agreement (other than Sections 9.2, 10.1, 10.3, 10.5, 10.6, 10.7, 10.8, 10.10, 10.11, 10.12, 10.14 and 10.15) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, members, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any willful breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use all reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                            ARTICLE X: MISCELLANEOUS

        10.1 CONFIDENTIALITY. (a) Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Microfield and IST, all information (whether oral or written) and documents furnished in connection herewith together with analyses, compilations, studies or other documents prepared by such party which contain or otherwise reflect such information shall be kept strictly confidential by Microfield, IST, Merger Sub and their respective officers, directors, employees and agents. Prior to any disclosure permitted pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with obligations imposed by applicable Law.

               (b) In the event the transactions contemplated by this Agreement are not completed, each party shall return to the other any documents furnished by the other and all copies thereof that any of them may have made and will hold in confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure (and provided that, except with respect to information referred to in the following clause (iii), such party shall have advised the other party of such knowledge upon or promptly after its receipt of such information) or was thereafter developed or obtained by such party independent of such disclosure or
(iii) such information is or becomes generally available to the public other than by breach of this Section 10.1 (or, to such party's Knowledge, breach of a confidentiality agreement with the other party). Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

        10.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among IST, Microfield and Merger Sub.

        10.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of IST on the one hand, or Microfield and Merger Sub on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Microfield on the one hand, or IST on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.

        10.4 SURVIVAL. The respective representations, warranties, covenants and agreements of IST and Microfield contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in Article VII and Sections 2.8, 2.9, 2.10,
10.4 and 10.8, which shall survive beyond the Effective Time.

        10.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to IST, to:

                             Innovative Safety Technologies, LLC
                             8201 SE 17th Avenue
                             Portland, Oregon 97202
                             Attn: Manager
                             Fax: (503) 548-2960
                             Tel: (503) 548-2901

               with a copy to:

                             Dunn Carney Higgins & Tongue LLP
                             851 SW Sixth Avenue, Suite 1500
                             Portland, OR 97204-1357
                             Attn: Jonathan A. Bennett
                             Fax: (503) 224-7324
                             Tel: (503) 224-6440

               (b)    if to Microfield or Merger Sub, to:

                             Microfield Graphics, Inc.
                             PO Box 23968
                             Portland, OR  97281
                             Attn: John B. Conroy
                             Fax: (503) 620-8421
                             Tel: (503) 419-3310

               with a copy to:

                             Stoel Rives LLP
                             900 S.W. Fifth Avenue, Suite 2600
                             Portland, Oregon 97204-1268
                             Attn: Robert J. Moorman
                             Fax: (503) 220-2480
                             Tel: (503) 220-3380

        10.6 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of IST, in the case of a proposed assignment by Microfield or Merger Sub, or by Microfield, in the case of a proposed assignment by IST.

        10.7 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

        10.8 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the State of Oregon.

        10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

        10.11 ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the attached Exhibits and Disclosure Schedules, which Exhibits and Disclosure Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

        10.12 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

        10.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

        10.14 THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

        10.15 DISCLOSURE SCHEDULES. Each Microfield and IST acknowledges that the Disclosure Schedules (a) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (b) are qualified in their entirety by reference to specific provisions of this Agreement, and (c) are not intended to constitute and shall not be construed as indicating that any such matter is required to be disclosed, nor should such disclosure be construed as an admission that such information is material with respect to IST or Microfield, as the case may be, except to the extent required by this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                        MICROFIELD GRAPHICS, INC.


                                        By: ___________________________________
                                        Name:  John B. Conroy
                                        Title: Chief Executive Officer


                                        INNOVATIVE SAFETY TECHNOLOGIES, LLC


                                        By: ___________________________________
                                        Name:  Steven M. Wright
                                        Title: Manager


                                        MICROFIELD MERGER SUB, INC.


                                        By: ___________________________________
                                        Name:  John B. Conroy
                                        Title: President

        The undersigned Members of Innovative Safety Technologies, LLC agree to be bound by Section 7.02 of this Agreement.


________________________________        ________________________________
Steven S. McClurg                       Robert J. Jesenik


________________________________        ________________________________
Steven M. Wright                        Dennis A. Wade


________________________________        ________________________________
Herb D. Koss                            Thomas A. Sidley


________________________________        ________________________________
Richard R. Wright                       Brian A. Oliver


________________________________        ________________________________
Brian Clopton                           James F. Rippey


________________________________        ________________________________
Gary Reddaway                           Daniel E. Slick


________________________________
Jane M. Anderson